EDISON INTERNATIONAL LOGO                                                                               NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                                             Contact:  Kevin Kelley, (626) 302-1033
                                                                                                 www.edisonnews.com

                                        Edison Mission Energy and Edison International
                                      Announce Sale of EME's Stake in Contact Energy Ltd.

         IRVINE, Calif. (USA), July 20, 2004 - Edison Mission Energy (EME) and its parent Edison International
(NYSE: EIX) today announced that EME had entered into an agreement to sell its 51.2 percent holding in Contact
Energy Ltd. to Origin Energy Limited for NZ$5.67 per share, or total consideration of NZ$1,674.7 million, which includes the assumption of NZ$535 million of indebtedness.  EME will receive approximately US$750 million at current exchange rates.

         EME intends to use the after-tax proceeds from the sale to repay in part the three-year, $800 million secured loan at Mission Energy Holdings International, Inc., a direct subsidiary of EME.

         The sale is the result of a previously announced process to sell EME's portfolio of international energy assets, which are located in Europe, the Asia Pacific region and in Puerto Rico.  Closing of the Contact Energy transaction is subject to a limited number of conditions, including action by the New Zealand Takeovers Panel, and is expected in the third or fourth quarter of 2004.  As previously announced, EME is continuing to evaluate the bids it received for its other international assets.

         New Zealand-based Contact Energy is a publicly traded integrated energy company with approximately
522,000 electricity customers and 97,500 natural gas customers in New Zealand.  Contact Energy controls approximately 2,490 MW of generating capacity in the region.

         Origin Energy is a major Australian integrated energy company focused on gas and oil exploration and production, energy retailing, power generation and utility network management. Origin Energy is one of
Australia's largest energy retailers.

         Lehman Brothers and Credit Suisse First Boston are acting as financial advisors to EME on the sale of its international assets.

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         Based in Rosemead, Calif., Edison International (NYSE:EIX) is the parent company of Southern California
Edison, Edison Mission Energy, and Edison Capital.